Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2010
— Free Cash Flow(1) of $79.9 Million for 2010, up from $64.8 Million in 2009 —
— Long-Term Debt Reduced by $96.3 Million, or 21%, During 2010 —
— Long-Term Leverage Ratio Reduced to 3.35x on Net Debt(2) Basis —
          SIOUX FALLS, SD, February 25, 2011 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported annual 2010 revenue of $452.2 million compared to $484.5 million in 2009. Net loss attributable to common stockholders was $(17.4) million or $(0.71) per share (basic and diluted) for 2010 compared to $(13.3) million or $(0.59) per share (basic and diluted) for 2009. The 2009 net loss included a $9.3 million, or $0.41 per common share, gain related to the acquisition of $31.5 million of our outstanding debt. Without considering that one-time benefit, the net loss attributable to common stockholders improved 29% in 2010 as compared to 2009. LodgeNet also reported $79.9 million in free cash flow for 2010, a 23% increase as compared to $64.8 million for the prior year. At the end of the year, the Company had reduced its long-term leverage ratio to 3.35 times on a net debt basis versus a covenant of 3.50 times, and a net debt leverage ratio of 3.68 times one year ago.
          For the fourth quarter of 2010, revenue was $107.3 million compared to $113.3 million in the fourth quarter of 2009. Net loss attributable to common stockholders was $(5.8) million or $(0.23) per share (basic and diluted) for the fourth quarter of 2010, a 21% improvement compared to a net loss attributable to common stockholders of $(7.4) million or $(0.33) per share (basic and diluted) for the fourth quarter of 2009. LodgeNet also reported $18.4 million in free cash flow for the current quarter compared to $18.5 million for the fourth quarter of 2009.
The following financial highlights are in thousands, except per share data:

	Twelve Months Ended December 31,
	2010	2009
Total revenue	$452,172	$484,492
Income from operations	23,410	21,692
Net loss	(11,685)	(10,155)
Net loss attributable to common stockholders	(17,435)	(13,269)
Net loss per common share (basic and diluted)	$(0.71)	$(0.59)
Adjusted Operating Cash Flow (3)	$109,529	$124,328
Average shares outstanding (basic and diluted)	24,455	22,439

	Three Months Ended December 31,
	2010	2009
Total revenue	$107,255	$113,296
Income from operations	3,910	4,611
Net loss	(4,364)	(5,918)
Net loss attributable to common stockholders	(5,802)	(7,355)
Net loss per common share (basic and diluted)	$(0.23)	$(0.33)
Adjusted Operating Cash Flow (3)	$24,642	$28,016
Average shares outstanding (basic and diluted)	25,022	22,461

(1)	Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.

(2)	Net Debt, a non-GAAP measure, is defined by the Company as total outstanding debt less cash on the balance sheet.

(3)	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.

LodgeNet Q4 2010 Earnings 2-2-2-2
          “During 2010, we grew free cash flow, strengthened our balance sheet and generated significant revenue increases from our strategic initiatives,” said Scott C. Petersen, LodgeNet Chairman and CEO. “Our growth strategy is delivering results; we have a number of initiatives focused on improving our Guest Entertainment revenues, introducing new products and expanding our advertising business. We believe LodgeNet is well positioned for 2011.”
Key 2010 Strategic Highlights:
▪	Revenue Diversification: Per-room revenue up 7.8% to 43% of total revenue

▪	High Definition Interactive TV Growth: Room base up 39,000 at 36% lower capital cost per room

▪	High Definition Revenues: 61% higher per-room revenue than analog systems

▪	Broadband Business: Relaunched with strategic alliance with DoCoMo InterTouch

▪	Free Cash Flow: Up 23% to $79.9 million

▪	Strengthened Balance Sheet: Net debt reduced 21%

▪	Lowered Leverage Ratio: 3.35x (net debt) at year-end
          “There were many positive trends underlying our operating performance during 2010,” said Frank P. Elsenbast, LodgeNet Senior Vice President and CFO. “Our revenue diversification initiatives had an outstanding year and continued their strong performance in the fourth quarter, delivering a 13% revenue increase on a per-room basis. We improved our gross margins to 43.8%, principally driven by a 100 basis point improvement within Guest Entertainment revenues. We accelerated our High Definition growth in the fourth quarter of 2010, installing more than 16,000 HD interactive TV rooms. We continue to see very strong performance in our High Definition systems with revenue per room 61% higher than an average analog room. A key highlight continues to be the rapid decline in the amount of capital we invest to equip a room with our HD platform. In the last year alone, that level dropped 36% to $171 per room as we leverage the technology cost curve and benefit from ongoing operating efficiencies. Throughout 2010 we also continued to delever the company by paying down over $96 million of debt and ending the year with a leverage ratio of 3.35x, well below our current covenant of 3.50x.”
          “The core asset of LodgeNet is our 85% market share of VOD-served rooms within the North American hospitality market. We provide services to 1.7 million rooms in more than 9,000 hotels throughout the United States, Canada and Mexico, touching 500 million travelers annually,” continued Petersen. “Our business strategy is focused on unlocking the full value that those rooms represent, and we believe there is substantial value beyond the returns we are generating from our current analog base today. Converting that base to high-definition represents a significant and proven opportunity. On top of that, we believe Envision, our next generation, interactive television platform that brings the Internet-connected TV experience to the guestroom, will create even greater revenues from Internet-sourced and other interactive applications, information and entertainment. We successfully installed our first Envision system in January and we are very pleased with the results. Additionally, we are also working strategically beyond our interactive television platform. We are in early testing on a very unique mobile app that controls the guestroom television and connects the guest with services and functionality beyond the confines of any given hotel. And, we believe our newly announced strategic relationship with DoCoMo InterTouch will further enhance the success of our broadband and connectivity offerings to our core hotel media customers.”
RESULTS FROM OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2010 VERSUS
TWELVE MONTHS ENDED DECEMBER 31, 2009
     Total revenue for 2010 was $452.2 million, a decrease of $32.3 million or 6.7%, compared to 2009. The decrease in revenue resulted from reductions in Guest Entertainment and System Sales and Related Services revenue, partially offset by increases in revenue from TV Programming, Advertising Services, and Healthcare. The $37.2 million decline in Guest Entertainment revenue resulted from an 8.0% reduction in revenue per installed room and a 5.0% reduction in the average number of rooms served over the prior year period. Hotel Services revenue, which includes recurring revenue from hotels for television programming and broadband Internet service and support, increased 3.4% to $136.1 million in 2010. This increase resulted from price changes and higher priced programming packages purchased by hotels as they installed high definition television systems. System Sales and Related revenue declined 7.8% due to a decline in Broadband system sales. The Hotel Networks (“THN”), our advertising services subsidiary, generated revenue of $9.9 million, an increase of 42.7% over 2009. This increase was driven primarily by an expansion of channel carriage revenue. Our Healthcare revenue also increased 8.7% to $8.5 million for 2010 and ended the year with systems installed in 56 facilities healthcare facilities.

LodgeNet Q4 2010 Earnings 3-3-3-3
Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 7.3% or $19.9 million, to $254.0 million in 2010 as compared to $273.9 million in 2009. The decrease in total direct costs was primarily due to decreased hotel commissions and content royalties, lower system and equipment costs and a reduction in recurring connectivity and other Internet support costs. Advertising Services also experienced lower fixed costs this year, due to lower satellite distribution costs. Partially offsetting the reductions was an increase in TV programming costs, which vary with the increased revenue and the services provided. These changes improved gross margins to 43.8% in 2010 compared to 43.5% for last year.
          System Operations expenses increased $0.3 million or 0.8%, to $42.9 million in 2010 as compared to $42.6 million in 2009. Selling, General and Administrative (SG&A) expenses increased $2.7 million or 5.8%, to $48.2 million in the current year as compared to $45.5 million in 2009. The increase resulted from debt issuance costs related to financing options, higher legal fees, service and maintenance costs, travel and other business development costs. Depreciation and amortization expenses decreased $17.1 million, or 17.0%, to $83.2 million in 2010 as compared to $100.3 million in 2009. The decline was a result of assets becoming fully depreciated and the reduction in capital investments levels over the past two years.
          As a result of factors described above, operating income increased 7.9% or $1.7 million, to $23.4 million in 2010 as compared to $21.7 million in 2009. Adjusted Operating Cash Flow (AOCF), a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and debt issuance costs, was $109.5 million for 2010 as compared to $124.3 million in 2009.
          Interest expense declined $4.6 million to $33.5 million in 2010 versus $38.1 million in 2009. The decrease resulted primarily from a reduction in outstanding debt which decreased 20.5% to $373.6 million at the end 2010. The average interest rate during 2010 was 7.4% versus 7.0% for 2009.
          Net loss attributable to common stockholders was $(17.4) million for 2010 versus $(13.3) million in the prior year. Net loss per share attributable to common stockholders was $(0.71) for 2010 (basic and diluted), compared to $(0.59) (basic and diluted) in 2009. The 2009 net loss included a $9.3 million, or $0.41 per common share, gain related to the acquisition of $31.5 million of our outstanding debt.
          For 2010, cash provided by operating activities was $101.7 million, an 18.0% increase as compared to $86.2 million in 2009. The increase was primarily driven by favorable changes working capital. Cash used for capital investments was $21.8 million during 2010 compared to $21.3 million in 2009. During 2010, we made debt repayments in the amount of $96.3 million. Additionally, we used $5.8 million of cash for preferred stock dividends in 2010 versus $1.7 million in 2009. The leverage ratio at the end of this year, calculated on a net debt basis, was 3.35 times versus the covenant of 3.50 times.
          The Company installed 12,194 new rooms and converted 26,705 rooms to our High Definition interactive TV platform in 2010 as compared to 15,259 new rooms and 23,131 converted rooms during 2009. The average investment per newly-installed HD room decreased to $200 per room during 2010, compared to $339 per room during 2009. Factors contributing to the 41% cost reduction included lower overhead and component costs, larger average room size for properties installed, and hotels contributing a greater share of total installation cost through purchases of equipment during 2010 compared to 2009. The average investment per converted HD room decreased by 31% to $167 during 2010, compared to $241 during 2009, due to the same general factors noted above.
RESULTS FROM OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 2010 VERSUS
THREE MONTHS ENDED DECEMBER 31, 2009
Total revenue for the fourth quarter of 2010 was $107.3 million, a decrease of $6.0 million or 5.3%, compared to the same period of 2009. The decrease in revenue resulted from reductions in Guest Entertainment revenue, offset in part by increases in revenue from all of our other service lines, including Hotel Services, System Sales and Related Services, Advertising Services and Healthcare. The $9.2 million decline in Guest Entertainment revenue resulted from an 8.4% reduction in revenue per installed room and a 5.7% reduction in the average number of rooms served over the prior year period. The top five theatrical titles generated $6.5 million, or 39% less revenue this quarter vs. prior year. This reduction accounted for approximately 44% of the revenue decline experienced by Guest Entertainment this quarter. Hotel Services revenue increased 2.9% to $33.5 million in the fourth quarter of 2010. This increase resulted primarily from pricing increases and larger programming packages purchased by hotels as they installed high definition television systems. System Sales and Related Services revenue increased 11.2% to $10.0 million during the fourth quarter of 2010. The increase was from increases to network design and TV installation services as well as increased revenue from the sale of High Definition

LodgeNet Q4 2010 Earnings 4-4-4-4
TV systems partially offset by reductions in our broadband equipment sales. The Hotel Networks (“THN”), our advertising services subsidiary, generated revenue of $2.7 million, an increase of 52.8% compared to the fourth quarter of 2009. This increase was driven by an increase in channel carriage revenues and growth in advertising purchases by national advertisers on our platform. Healthcare revenue also increased 16.0% to $2.3 million for the fourth quarter of 2010.
          Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 5.4% or $3.5 million, to $60.2 million in the fourth quarter of 2010 as compared to $63.7 million in the fourth quarter of 2009. The decrease in total direct costs was primarily due to decreased hotel commissions and content royalties, which vary with revenue. Advertising Services also experienced lower fixed costs in the current quarter, due to lower satellite distribution costs. Partially offsetting the reductions were increases in system and equipment costs million and TV programming costs, which vary with the increased revenue and the services provided. Gross margin was unchanged at 43.8% period over period.
          System Operations expenses increased $0.7 million or 6.9%, to $11.1 million in the fourth quarter of 2010 as compared to $10.4 million in the fourth quarter of 2009. The increase was primarily from higher facilities, compensation, and travel related expenses offset by lower service and repair expenses. Selling, General and Administrative (SG&A) expenses increased $0.3 million or 2.4%, to $11.9 million in the current quarter as compared to $11.6 million in the fourth quarter of 2009. The increase resulted primarily from debt issuance costs related to financing options. Depreciation and amortization expenses decreased $2.7 million, or 12.0% to $20.0 million in the fourth quarter of 2010 as compared to $22.7 million in the fourth quarter of 2009. The decline was due to assets becoming fully depreciated and the reduction in capital investments levels over the past two years.
          As a result of factors described above, operating income decreased $0.7 million, to $3.9 million in the fourth quarter of 2010 as compared to $4.6 million in the fourth quarter of 2009. Adjusted Operating Cash Flow (AOCF), a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation, restructuring expenses and debt issuance costs, also decreased to $24.6 million for the fourth quarter of 2010 as compared to $28.0 million in the fourth quarter of 2009.
          Interest expense was $8.0 million in the fourth quarter of 2010 versus $8.9 million in the fourth quarter of 2009. The decrease resulted primarily from a reduction in outstanding debt, which decreased 20.5% to $373.6 million at the end of fourth quarter of 2010. The average interest rate during the fourth quarter of 2010 was 7.8% versus 7.3% for the fourth quarter 2009.
          Net loss attributable to common stockholders was $(5.8) million for the fourth quarter of 2010, a 21.1% improvement compared to $(7.4) million in the prior year quarter. Net loss per share attributable to common stockholders was $(0.23) for the fourth quarter of 2010 (basic and diluted), a 30.3% improvement versus $(0.33) in the fourth quarter of 2009 (basic and diluted).
          For the fourth quarter of 2010, cash provided by operating activities was $26.6 million, an 8.7% increase as compared to $24.4 million in the fourth quarter of 2009. The increase was driven by favorable changes in working capital. Cash used for capital investments was $8.1 million during the fourth quarter of 2010 compared to $5.9 million in the fourth quarter of 2009. During the quarter, the Company installed 5,040 new rooms and converted 11,214 rooms to our High Definition interactive TV platform in the fourth quarter of 2010 as compared to 2,068 new rooms and 7,242 converted rooms during the fourth quarter of 2009. In the quarter, we made debt repayments in the amount of $16.9 million. Additionally, we used $1.4 million of cash for preferred stock dividends in the fourth quarter of 2010.
Outlook
For the first quarter of 2011, LodgeNet expects to report revenue in the range of $107.0 million to $111.0 million. This guidance reflects a 4% to 9% decline in Guest Entertainment revenue on a per room basis. Additionally, we expect Adjusted Operating Cash Flow to be in a range from $25.0 million to $28.0 million and Net Income (Loss) per common share in a range from $(0.15) to $(0.06).
The Company will host a teleconference to discuss its results February 25th, 2011, at 10:30 A.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

LodgeNet Q4 2010 Earnings 5-5-5-5
Special Note Regarding the Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, free cash flow, and net debt, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs. Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital. Net debt is our total outstanding debt less our cash. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. In addition, net debt provides an indication of our ability to remain in compliance with financial covenants. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.8 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments including, without limitation, those related to our first quarter 2011 guidance, including revenue, Guest Entertainment revenue, adjusted operating cash flow, and net loss per common share, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of diversification into new products, services, or markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q4 2010 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets
(Dollar amounts in thousands, except share data)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash	$8,381	$17,011
Accounts receivable, net	49,332	51,706
Other current assets	12,728	9,189

Total current assets	70,441	77,906

Property and equipment, net	156,917	206,663
Debt issuance costs, net	3,681	6,005
Intangible assets, net	99,005	106,041
Goodwill	100,081	100,081
Other assets	13,881	11,658

Total assets	$444,006	$508,354

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$60,303	$40,040
Current maturities of long-term debt	4,807	6,101
Accrued expenses	22,327	19,137
Deferred revenue	23,168	17,531

Total current liabilities	110,605	82,809

Long-term debt	368,832	463,845
Other long-term liabilities	18,918	32,687

Total liabilities	498,355	579,341

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at December 31, 2010 and December 31, 2009, respectively (liquidation preference of $1,000 per share or $57,500,000 total)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,088,539 and 22,537,664 shares outstanding at December 31, 2010 and December 31, 2009, respectively	251	225
Additional paid-in capital	388,961	379,223
Accumulated deficit	(437,896)	(426,211)
Accumulated other comprehensive loss	(5,666)	(24,225)

Total stockholders’ deficiency	(54,349)	(70,987)

Total liabilities and stockholders’ deficiency	$444,006	$508,354

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2010 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except share data)

	Years Ended December 31,
	2010	2009	2008
Revenues:
Hospitality and Advertising Services	$443,654	$476,658	$527,810
Healthcare	8,518	7,834	6,069

Total revenues	452,172	484,492	533,879

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	249,745	269,997	285,835
Healthcare	4,290	3,918	3,132
Operating expenses:
System operations	42,940	42,605	57,853
Selling, general and administrative	48,151	45,494	52,775
Depreciation and amortization	83,236	100,309	124,060
Goodwill impairment charge	—	—	11,212
Restructuring charge	421	603	5,047
Other operating income	(21)	(126)	(964)

Total direct costs and operating expenses	428,762	462,800	538,950

Income (loss) from operations	23,410	21,692	(5,071)

Other income and (expenses):
Interest expense	(33,537)	(38,092)	(42,551)
Gain on extinguishment of debt	—	9,292	1,446
Loss on early retirement of debt	(1,050)	(1,537)	(448)
Other income (expense)	326	(747)	(945)

Loss before income taxes	(10,851)	(9,392)	(47,569)
Provision for income taxes	(834)	(763)	(849)

Net loss	(11,685)	(10,155)	(48,418)
Preferred stock dividends	(5,750)	(3,114)	—

Net loss attributable to common stockholders	$(17,435)	$(13,269)	$(48,418)

Net loss per common share (basic and diluted)	$(0.71)	$(0.59)	$(2.16)

Weighted average shares outstanding (basic and diluted)	24,454,796	22,439,325	22,372,475

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2010 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

	Years Ended December 31,
	2010	2009	2008
Operating activities:
Net loss	$(11,685)	$(10,155)	$(48,418)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	83,236	100,309	124,060
Gain on extinguishment of debt (non-cash)	—	(9,292)	(1,446)
Unrealized loss on derivative instruments	1,511	—	—
Goodwill impairment charge	—	—	11,212
Loss on early retirement of debt	1,050	1,537	448
Share-based compensation and restricted stock	1,762	1,724	2,275
Gain due to insurance proceeds	—	—	(815)
Insurance proceeds related to business interruption	—	—	815
Other, net	304	588	576
Change in operating assets and liabilities:
Accounts receivable, net	2,571	12,385	9,030
Other current assets	(1,063)	1,173	2,030
Accounts payable	21,410	(5,713)	(5,454)
Accrued expenses and deferred revenue	4,268	(4,981)	(5,720)
Other	(1,658)	(1,403)	1,260

Net cash provided by operating activities	101,706	86,172	89,853

Investing activities:
Property and equipment additions	(21,825)	(21,341)	(64,407)

Net cash used for investing activities	(21,825)	(21,341)	(64,407)

Financing activities:
Repayment of long-term debt	(101,408)	(91,109)	(33,760)
Payment of capital lease obligations	(1,031)	(1,437)	(1,365)
Borrowings on revolving credit facility	45,000	—	30,000
Repayments of revolving credit facility	(45,000)	—	(30,000)
Purchase of long-term debt	—	(23,685)	—
Proceeds from investment in long-term debt	5,921	5,410	—
Purchase of treasury stock	—	—	(4,662)
Proceeds from issuance of common stock, net of offering costs	13,658	—	—
Proceeds from issuance of preferred stock, net of offering costs	—	53,696	—
Payment of dividends to preferred shareholders	(5,750)	(1,677)	—
Exercise of stock options	49	2	—
Proceeds from issuance of stock warrants	46	—	—

Net cash used for financing activities	(88,515)	(58,800)	(39,787)

Effect of exchange rates on cash	4	180	(428)

(Decrease) increase in cash	(8,630)	6,211	(14,769)
Cash at beginning of period	17,011	10,800	25,569

Cash at end of period	$8,381	$17,011	$10,800

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2010 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations
(Dollar amounts in thousands, except share data)

	Three Months Ended
	December 31,
	2010	2009
Revenues:
Hospitality and Advertising Services	$104,973	$111,329
Healthcare	2,282	1,967

Total revenues	107,255	113,296

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	59,124	62,690
Healthcare	1,119	965
Operating expenses:
System operations	11,124	10,410
Selling, general and administrative	11,924	11,647
Depreciation and amortization	19,998	22,719
Restructuring charge	79	292
Other operating income	(23)	(38)

Total direct costs and operating expenses	103,345	108,685

Income from operations	3,910	4,611

Other income and (expenses):
Interest expense	(8,023)	(8,878)
Loss on early retirement of debt	(152)	(314)
Other income (expense)	96	(1,232)

Loss before income taxes	(4,169)	(5,813)
Provision for income taxes	(195)	(105)

Net loss	(4,364)	(5,918)
Preferred stock dividends	(1,438)	(1,437)

Net loss attributable to common stockholders	$(5,802)	$(7,355)

Net loss per common share (basic and diluted)	$(0.23)	$(0.33)

Weighted average shares outstanding (basic and diluted)	25,022,342	22,461,455

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q4 2010 Earnings 10-10-10-10
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	4th Qtr ’10	3rd Qtr ’10	2nd Qtr ’10	1st Qtr ’10	4th Qtr ’09
Room Base Statistics

Total Rooms Served (1)	1,829,712	1,852,161	1,888,287	1,911,842	1,909,323
Total Guest Entertainment Rooms (2)	1,680,322	1,706,884	1,738,311	1,764,363	1,779,979
Total HD Rooms(3)	270,384	254,233	246,739	239,984	231,588
Percent of Total Guest Entertainment Rooms	16.1%	14.9%	14.2%	13.6%	13.0%
Total Television Programming (FTG) Rooms(4)	1,030,437	1,051,264	1,070,081	1,083,837	1,087,860
Percent of Total Guest Entertainment Rooms	61.3%	61.6%	61.6%	61.4%	61.1%
Total Broadband Internet Rooms (5)	178,047	185,153	195,294	200,139	201,936
Percent of Total Rooms Served	9.7%	10.0%	10.3%	10.5%	10.6%

Revenue Per Room Statistics (per month)

Hospitality and Advertising Services
Guest Entertainment	$11.55	$12.53	$12.54	$12.99	$12.61
Hotel Services	6.59	6.56	6.48	6.48	6.05
System Sales and Related Services	1.96	2.04	1.71	1.80	1.66
Advertising Services	0.54	0.42	0.49	0.44	0.33

Total Hospitality and Advertising Services	20.64	21.55	21.22	21.71	20.65
Based on average Guest Entertainment rooms

Summary Operating Results

(Dollar amounts in thousands)

Hospitality and Advertising Services Revenue:
Guest Entertainment	$58,738	$64,833	$65,963	$69,082	$67,979
Hotel Services	33,526	33,951	34,125	34,486	32,596
System Sales and Related Services	9,960	10,546	8,986	9,591	8,955
Advertising Services	2,749	2,194	2,584	2,340	1,799

Total Hospitality and Advertising Services	104,973	111,524	111,658	115,499	111,329
Healthcare	2,282	2,270	1,413	2,553	1,967

Total Revenue	$107,255	$113,794	$113,071	$118,052	$113,296
Adjusted Operating Cash Flow(6)	$24,642	$27,893	$27,873	$29,122	$28,016

Reconciliation of Adjusted Operating Cash Flow to Income From Operations

(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$24,642	$27,893	$27,873	$29,122	$28,016
Depreciation and Amortization	(18,048)	(18,191)	(18,975)	(19,954)	(20,483)
Amortization of Acquired Intangibles	(1,950)	(1,950)	(1,950)	(2,219)	(2,236)
Share Based Compensation and Restricted Stock	(413)	(389)	(648)	(312)	(394)
Restructuring Charge	(79)	(101)	(239)	(3)	(292)
Debt Issuance Costs	(242)	(458)	—	—	—

Income From Operations	$3,910	$6,804	$6,061	$6,634	$4,611

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms, of which 88% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.